    As filed with the Securities and Exchange Commission on December 14, 2000
                                                     Registration No. 333-49498

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------


                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                             ----------------------

                               COMMERCE ONE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                             ----------------------

            DELAWARE                         7372                  68-0322810
(STATE OR OTHER JURISDICTION OF   (PRIMARY STANDARD INDUSTRIAL  (I.R.S. EMPLOYER
 INCORPORATION OR ORGANIZATION)    CLASSIFICATION CODE NUMBER)   IDENTIFICATION
                                                                     NUMBER)

                               4440 ROSEWOOD DRIVE
                              PLEASANTON, CA 94588
                                 (925) 520-6000
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             ----------------------

                             ROBERT M. TARKOFF, ESQ.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                     COMMERCE ONE, INC. 4440 ROSEWOOD DRIVE
                              PLEASANTON, CA 94588
                                 (925) 520-6000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                             ----------------------

                                   COPIES TO:
                            N. ANTHONY JEFFRIES, ESQ.
                        WILSON SONSINI GOODRICH & ROSATI
                            PROFESSIONAL CORPORATION
                               650 PAGE MILL ROAD
                               PALO ALTO, CA 94304
                                 (650) 493-9300

                             ----------------------

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

                             ----------------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /




   The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a) may determine.

================================================================================

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer of sale is not permitted.


                 SUBJECT TO COMPLETION, DATED DECEMBER 14, 2000


                                   PROSPECTUS

                                 367,993 SHARES

                               COMMERCE ONE, INC.
                                  COMMON STOCK

         This prospectus relates to the public offering, which is not being underwritten, of 367,993 shares of our common stock which are held by some of our current stockholders.

         The prices at which such stockholders may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares.


         Our common stock is quoted on The Nasdaq Stock Market's National Market under the symbol "CMRC." On December 13, 2000, the closing price of our common stock was $37.875 per share.



         INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE THE SECTION ENTITLED "RISK FACTORS" BEGINNING ON PAGE 2 FOR CERTAIN RISKS AND UNCERTAINTIES THAT YOU SHOULD CONSIDER.


                             ----------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                             ----------------------


               The date of this prospectus is December ___, 2000.

         No person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with this offering, and if given or made, such information or representations may not be relied upon as having been authorized by Commerce One, Inc. (referred to in this prospectus as "Commerce One," "we," "us," "our" or the "registrant"), any selling stockholder or by any other person. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information herein is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities covered by this prospectus, nor does it constitute an offer to or a solicitation of any person in any jurisdiction in which an offer or solicitation may not lawfully be made.

                             ----------------------


                                TABLE OF CONTENTS


                                                                                                                    PAGE
                                                                                                                    ----
THE COMPANY...........................................................................................................1


RISK FACTORS..........................................................................................................2


PLAN OF DISTRIBUTION.................................................................................................15


SELLING STOCKHOLDERS.................................................................................................17


LEGAL MATTERS........................................................................................................18


EXPERTS..............................................................................................................18


WHERE YOU CAN FIND MORE INFORMATION..................................................................................19

                                   THE COMPANY

         We are a leading provider of business-to-business electronic commerce solutions that link buyers and suppliers of goods and services into trading communities over the Internet. We were founded under the name DistriVision Development Corporation in 1994. In March 1997, we changed our name to Commerce One, Inc. and embarked on an aggressive product development effort, which culminated in the release of the BuySite and MarketSite products in April 1998. In March 1999, we reincorporated under the laws of the State of Delaware.

         We released subsequent versions of the BuySite and MarketSite products in November 1998, April 1999, December 1999 and September 2000. Our principal executive offices are located at 4440 Rosewood Drive, Pleasanton California 94588. Our telephone number is (925) 520-6000.

                                  RISK FACTORS

         This Form S-3 and the documents incorporated by reference into this Form S-3 contain forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to our financial condition and results of operations and business. Statements that are not statements of historical facts may be deemed to be forward-looking statements. For example, words such as "may," "will," "should," "estimates," "predicts," "potential," "continue," "strategy," "believes," "anticipates," "plans," "expects," "intends," and similar expressions are intended to identify forward-looking statements. These statements also include statements regarding our agreements with General Motors, Ford and DaimlerChrysler concerning the establishment of an electronic exchange for the automotive industry, the establishment of other exchanges, the growth of our business and related matters. These forward-looking statements are based upon current expectations, and are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. Factors that might cause or contribute to such a discrepancy include, but are not limited to, regulatory delays and issues, competitive pressures, difficulties in growing our business to meet our commitments, technical challenges and those discussed in this "Risk Factors" section and the risks discussed in our other filings with the Securities and Exchange Commission incorporated by reference into this Form S-3. An investment in our common stock involves a high degree of risk. In evaluating our stock, you should carefully consider the discussion of risks and uncertainties below.

WE HAVE A LIMITED OPERATING HISTORY, A HISTORY OF LOSSES AND HAVE YET TO ACHIEVE PROFITABILITY.

         We incurred net losses of $63.3 million, $24.6 million and $11.2 million for the years ended December 31, 1999, 1998 and 1997, respectively, and $147.4 million for the nine months ended September 30, 2000. As of September 30, 2000, we had an accumulated deficit of $250.0 million.

         In addition, we have a limited operating history that makes it difficult to forecast our future operating results. We expect to continue to substantially increase our sales and marketing, product development and general and administrative expenses and experience increased costs associated with the issuance of equity securities and the amortization of intangible assets and deferred stock compensation as a result of our recent acquisition of AppNet, Inc., a provider of end-to-end Internet professional services, and other transactions. As a result, we will need to generate significant additional revenues to achieve and maintain profitability in the future. Although our revenues have grown in recent quarters, we cannot be certain that such growth will continue or that we will achieve sufficient revenues for profitability.

THE QUARTERLY FINANCIAL RESULTS OF COMPANIES IN OUR INDUSTRIES ARE PRONE TO SIGNIFICANT FLUCTUATIONS AND THIS COULD CAUSE OUR STOCK PRICE TO FALL.

         We believe that quarter-to-quarter comparisons of our revenues and operating results are not necessarily meaningful, and that such comparisons may not be accurate indicators of future performance. The operating results of companies in the electronic commerce industry have in the past experienced significant quarter-to-quarter fluctuations which may adversely affect us. As with other companies in this industry, our operating expenses, which include sales and marketing, product development, general and administrative expenses and amortization of intangible assets and deferred stock compensation, are based on our expectations of future revenues and are relatively fixed in the short term. Our fixed expenses will increase substantially as a result of our recent acquisition of AppNet, whose former business now largely makes up the business of our Global Services division. Further, our revenues will decline if AppNet's existing agreements with clients, which are now administered by Global Services, are terminated before engagements can be completed, or if Global Services is unable or otherwise does not enter into new engagements. If our revenues for a quarter fall below our expectations and we are not able to quickly reduce spending in response, our operating results for that quarter would be harmed. It is likely that in some future quarter our operating results may be below the expectations of public market analysts and investors and, as a result, the price of our common stock may fall.

OUR FUTURE SUCCESS DEPENDS UPON OUR GLOBAL TRADING WEB PARTNERS DEVELOPING AND OPERATING SUCCESSFUL E-MARKETPLACES.

         We have established strategic relationships with various companies that have licensed our BuySite and MarketSite products in order to create e-marketplaces. We cannot assure you that these companies will be able to implement our products and services effectively, that they will develop and launch e-marketplaces or that buyers and suppliers will participate in their e-marketplaces. These companies may encounter delays in launching their e-marketplaces, in fully deploying these marketplaces and in achieving supplier participation in their marketplaces. Many of the companies that have agreed to launch MarketSites, or have indicated that they will launch MarketSites, have not yet done so. Additionally, although our technology architecture is designed to support the development of trading communities that can operate with each other, these marketplaces may not in fact operate with each other. If these or any other e-marketplaces are not successful, our business, operating results and financial condition will suffer.

IF OUR JOINT PRODUCT DEVELOPMENT RELATIONSHIPS ARE NOT SUCCESSFUL OUR BUSINESS COULD SUFFER.

         We have entered into relationships with various companies to jointly develop new software products. In particular, we recently entered an agreement with SAP AG to jointly develop and market a comprehensive software solution for the business-to-business electronic commerce marketplace. These joint development and marketing relationships can be difficult to implement and may not succeed for various reasons, including:

         - operating differences between the companies and their respective employees;

         -    difficulties in coordinating sales and marketing efforts;

         - technical obstacles to combining existing software products or developing new compatible products; and

         - the need to divert significant management attention, technical and sales personnel and capital to these relationships.

         We cannot assure you that these joint development and marketing relationships will lead to successful new products, greater market penetration or increased revenues for us.

THE DEVELOPMENT OF LARGE, INDUSTRY OR GEOGRAPHICALLY SPECIFIC MARKETPLACES OR EXCHANGES ENTAILS CERTAIN RISKS FOR US.

         Many of the e-marketplaces are intended to be very large and to include many of the most significant companies in the particular industry or region they address. These marketplaces include the proposed exchange with Covisint, an exchange owned primarily by General Motors, Ford and DaimlerChrysler. The development of these large trading exchanges will entail significant risks for us. These risks include:

         - the diversion of a significant portion of our management, technical and sales personnel to develop the exchanges;

         - technical hurdles associated with developing an exchange on this scale and integrating it with companies' existing computer systems and those of other parties;

         -    antitrust issues arising from the creation of the exchanges;

         - difficulties reaching agreements with the founders of the exchanges and other parties concerning the establishment and development of the exchanges; and

         - all of the other risks of creating such exchanges described elsewhere in this Risk Factors section.

These exchanges, including the proposed automotive exchange, may not be successfully established or operated. If we are not able to manage these risks, our business, results of operations and financial condition will suffer.

         In addition, the establishment and operation of these exchanges may raise issues under U.S. and foreign antitrust laws. To the extent that U.S. or foreign antitrust regulators take adverse action or establish rules or regulations with respect to the proposed exchange or business-to-business e-commerce exchanges in general, the establishment and growth of such exchanges may be delayed. Our revenues may suffer as a result.

BECAUSE OUR INDUSTRY IS HIGHLY COMPETITIVE AND HAS LOW BARRIERS TO ENTRY, WE CANNOT ASSURE YOU THAT WE WILL BE ABLE TO COMPETE EFFECTIVELY.

         The market for Internet-based, business-to-business electronic commerce solutions is extremely competitive. We expect competition to intensify as current competitors expand their product offerings and new competitors enter the market. Because there are relatively low barriers to entry in the electronic commerce market, competition from other established and emerging companies may develop in the future. In addition, our customers and partners may become competitors in the future. Increased competition is likely to result in price reductions, lower average sales prices, reduced margins, longer sales cycles and a decrease or loss of our market share, any of which could harm our business, operating results or financial condition.

         Our competitors include Ariba, Freemarkets, i2, Oracle, PurchasePro, and VerticalNet. Certain of these competitors have announced plans to jointly offer business-to-business electronic commerce solutions to potential customers. These joint efforts could intensify the competitive pressure in our market. Many of our competitors have, and new potential competitors may have, more experience developing Internet-based software and end-to-end purchasing solutions, larger technical staffs, larger customer bases, more established distribution channels and customer relationships, greater brand recognition and greater financial, marketing and other resources than we have. In addition, competitors may be able to develop products and services that are superior to our products and services, that achieve greater customer acceptance or that have significantly improved functionality as compared to our existing and future products and services. The business-to-business electronic commerce solutions offered by competitors may be perceived by buyers and suppliers as superior to ours.

         Our Global Services division, whose business is largely the former business of AppNet, faces intense and growing competition in the professional services market. Its competitors include e-business professional services providers, large information technology consulting services providers, electronic commerce software and service providers, and Internet access and service providers. Some of its competitors have longer operating histories and client relationships, greater financial, technical, marketing and public relations resources, larger client bases and greater brand or name recognition than it has. Global Services' competitors may also be able to respond more quickly to technological developments and changes in clients' needs. In addition, there are relatively low barriers to entry into its business. Global Services does not own any technologies that preclude or inhibit competitors from entering its markets. Its competitors may independently develop and patent or copyright technologies that are superior or substantially similar to its technologies. The costs to develop and provide e-business professional services are low.

WE MAY NOT BE ABLE TO HIRE AND RETAIN SUFFICIENT SALES, MARKETING, SERVICES AND TECHNICAL PERSONNEL THAT WE NEED TO SUCCEED BECAUSE THESE PERSONNEL ARE LIMITED IN NUMBER AND IN HIGH DEMAND.

         If we fail to hire and retain sufficient numbers of sales, marketing, services and technical personnel, our business, operating results and financial condition will be harmed. Competition for qualified sales, marketing, services and technical personnel is intense as these personnel are in limited supply, and we may not be able to hire and retain sufficient numbers of such personnel to grow our business. We need to substantially expand our sales operations and marketing efforts, both domestically and internationally, in order to increase market awareness and sales of our BuySite and MarketSite products and the related services that we offer. We will also need to significantly increase our technical and services staff to support the growth of our business and our increasing commitments to other parties. In particular, we will need to hire a significant number of technical personnel with various skill sets to establish and operate the large industry specific exchanges. Although we increased the size of our technical and services staff through the acquisition of AppNet, these employees may not remain with our organization in the future.

         In addition, the market price of our common stock has fluctuated substantially since our initial public offering in July 1999. Consequently, potential employees may perceive our equity incentives such as stock options as less attractive and current employees whose options are no longer priced below market value may choose not to remain employed with our organization. In that case, our ability to attract employees will be adversely affected. Furthermore, a substantial portion of the equity incentives previously granted to AppNet's officers accelerated and became substantially vested upon the closing of the acquisition. New options granted to these officers or other employees of AppNet at the current market price of our common stock may not be sufficient to retain these employees. Finally, should our stock price substantially decline, the retention value of stock options granted since our initial public offering will decline and our employees may choose not to remain with our organization.

WE MAY NOT BE ABLE TO EFFECTIVELY REDEPLOY APPNET'S PROFESSIONAL SERVICES PERSONNEL INTO OUR BUSINESS.

         We intend to gradually redeploy certain of AppNet's professional services personnel from AppNet's historical business to our business, both through Commerce One Global Services and our wider organization. In order for this redeployment to be successful, we will need to retain these personnel, incentivize them to work in our business and train many of them to implement our MarketSite and BuySite products and build customized services for our e-marketplaces. Further, as we shift personnel from AppNet's historical business to our business, we may realize decreasing revenues from AppNet's business. The revenues that we realize from redeploying these personnel to our business may be less than the revenues generated from their activities at AppNet. The redeployment of these personnel may also be expensive. We may not be able to successfully redeploy these personnel and a failed redeployment may have a material adverse effect on our business, results of operations or financial condition.

WE HAVE EXPERIENCED SIGNIFICANT GROWTH IN RECENT PERIODS AND FAILURE TO MANAGE THIS GROWTH COULD STRAIN OUR MANAGEMENT AND OTHER RESOURCES.

         Our ability to successfully offer products and services and implement our business plan in a rapidly evolving market requires an effective planning and management process. Future expansion efforts could be expensive and put a strain on management and resources. We have increased, and plan to continue to increase, the scope of our operations at a rapid rate. Our headcount has grown and will continue to grow substantially. At September 30, 2000, we had a total of 3,216 employees, including the addition of 1,454 employees as a result of the AppNet acquisition, and at December 31, 1999 we had a total of 594 employees. In addition, we expect to continue to hire a significant number of new employees in the near future. To manage future growth effectively, we must maintain and enhance our financial and accounting systems and controls, integrate new personnel and manage expanded operations. We may not be able to do this effectively.

WE MAY NOT BE ABLE TO INTEGRATE ACQUISITIONS INTO OUR BUSINESS EFFECTIVELY.

         As part of our business strategy, we have made and expect to continue to make acquisitions of businesses that offer complementary products, services and technologies, such as our recent acquisition of AppNet, a provider of end-to-end Internet professional services. We have limited experience acquiring businesses, and may not acquire such businesses on favorable terms or be able to integrate such organizations into our business successfully. Our acquisitions are and will be accompanied by the risks commonly encountered in acquisitions of businesses, including, among other things:

         - the possibility that we pay more than the acquired business is worth;

         - the difficulty of integrating the operations and personnel of the acquired business into our business;

         -    the difficulty of integrating service and product offerings;

         - the difficulty of integrating technology, back office, accounting and financial systems;

         -    the potential disruption of our ongoing business;

         -    the distraction of management from our business;

         - the inability of management to maximize our financial and strategic position; and

         - the impairment of relationships with, and difficulty of retaining, employees and customers.

         Further, our acquisitions and investments may have financial consequences such as:

         -    potentially dilutive issuances of equity securities;

         -    one-time write-offs;

         -    incurrence of contingent liabilities; and

         - increased net loss resulting from the purchase method of accounting for acquisitions, such as that of AppNet, pursuant to which we incur amortization expenses related to goodwill and other intangible assets.

These risks could have a material adverse effect on our business, financial condition and results of operations.

OUR LENGTHY SALES CYCLE COULD CAUSE DELAYS IN REVENUE GROWTH.

         The period between our initial contact with a potential customer and the purchase of our products and services is often long and may have delays associated with the lengthy budgeting and approval process of our customers. Historically, our typical sales cycle has been approximately three to six months, and potentially longer in the case of larger, industry-focused exchanges. This lengthy cycle could have a negative impact on the timing of our revenues, especially our realization of any transaction-based revenues.

         We believe that a customer's decision to purchase our products and services is discretionary, involves a significant commitment of resources, and is influenced by customer budgetary cycles. To successfully sell our products and services, we generally must educate potential customers regarding the use and benefit of our products and services, which can require significant time and resources. Many of our potential customers are large enterprises that generally take a longer time to make significant business decisions.

OUR FUTURE REVENUES DEPEND UPON OUR ABILITY TO INCREASE BUSINESS SERVICE AND TRANSACTION FEE REVENUE FROM OUR E-MARKETPLACES.

         To date, we have derived a substantial portion of our revenues from licensing our MarketSite and BuySite products to customers and providing related implementation, support and maintenance services. A significant portion of these revenues have come from the recognition of one-time license fees by customers. Although our revenues from business services has grown recently, our transaction-based revenue has been immaterial to date. Our business model calls for a significant portion of our revenues in the future to be derived from business services and transaction based fees. If such revenues do not materialize, our business will suffer.

OUR CUSTOMER BASE IS CONCENTRATED AND OUR SUCCESS DEPENDS IN PART ON OUR ABILITY TO RETAIN EXISTING CUSTOMERS.

         In calendar 1999, Toronto Dominion accounted for 21% of our total revenues, Singapore Telecommunications accounted for 15%, and British Telecommunications accounted for 11%. In the third quarter of 2000, no customer accounted for more than 10% of our total revenues. The significant contribution of these customers to our revenues in the periods described generally reflects the payment by these customers of large one-time license fees to us. We do not have long-term contractual commitments from any of our current customers and our customers may terminate their contracts with us with little or no advance notice and without significant penalty to them. As a result, we cannot assure you that any of our current customers will be customers in future periods. A customer termination would not only result in lost revenues, but also the loss of customer references that are necessary for securing future customers.

IF SUPPLIERS DO NOT PARTICIPATE IN THE E-MARKETPLACES, OUR BUSINESS MAY BE ADVERSELY AFFECTED.

         E-marketplaces will be attractive to suppliers only if a significant number of buyers are willing to purchase goods and services through the e-marketplaces. Suppliers incur costs making information relating to their goods and services available on these trading communities and thus must realize additional revenues to justify their continued participation in these trading communities. Suppliers may not remain in the e-marketplaces or join these communities in sufficient numbers to make them successful.

WE DEPEND UPON CONTINUING OUR RELATIONSHIP WITH THIRD-PARTY INTEGRATORS WHO SUPPORT OUR SOLUTIONS.

         Our success depends upon the acceptance and successful integration by customers and their suppliers of our BuySite and MarketSite products. Our current customers and potential customers and their related suppliers often rely on third-party systems integrators such as Andersen Consulting, PricewaterhouseCoopers and Cambridge Technology Partners and others to develop, deploy and manage their Internet-based, business-to-business electronic commerce platforms and solutions. We and our customers will need to continue to rely on these systems integrators even as we increase the size of our professional services organization. If large systems integrators fail to continue to support our solution or commit resources to us, if any of our customers or suppliers are not able to successfully integrate our solution or if we are unable to adequately train our existing systems integration partners, our business, operating results and financial condition could suffer.

OUR STRATEGY OF STRATEGIC RESELLING THROUGH PARTNERS MAY NOT BE SUCCESSFUL.

         We have established strategic relationships with companies that resell our existing BuySite and Marketsite applications to our customers. These relationships are new and this strategy is unproven. We cannot assure you that any of these companies, or those we may appoint in the future, will be able to resell our product solution sets to a sufficient number of customers, or that those customers will purchase our applications and more importantly, connect into e-marketplaces. Further, we may encounter disagreements from time to time with companies concerning the terms of their reseller agreements. To date, a few of our partners have been unsuccessful in reselling our BuySite products. If our current or future strategic partners are not able to successfully resell our BuySite products, our business will suffer.

OUR EXECUTIVE OFFICERS AND CERTAIN KEY PERSONNEL ARE CRITICAL TO OUR BUSINESS AND THESE OFFICERS AND KEY PERSONNEL MAY NOT REMAIN WITH US IN THE FUTURE.

         Our future success depends upon the continued service of our executive officers and other key personnel, and none of our current executive officers other than Jay M. Tenenbaum, our Senior Vice President and Chief Scientist, are bound by an employment agreement for any specific term. Any of our officers may leave our organization in the future. In particular, the services of Mark Hoffman, our Chief Executive Officer; Robert Kimmitt, our President; and Chuck Donchess, our Executive Vice President and Chief Strategy Officer, would be difficult to replace. If we lose the services of one or more of our executive officers or key employees, or if one or more of them decides to join a competitor or otherwise compete directly or indirectly with us, our business, operating results and financial condition would be seriously harmed.

WE INTEND TO CONTINUE TO EXPAND OUR INTERNATIONAL OPERATIONS AND THESE EFFORTS MAY NOT BE SUCCESSFUL IN GENERATING ADDITIONAL REVENUES.

         We have generated significant international revenues and are planning to increase our international operations and sales efforts. However, we may not be able to continue to increase international revenues and the risks of international sales and operations may harm us.

         International business involves inherent risks, and we anticipate the risks that may affect us include:

         - unexpected changes in regulatory requirements and tariffs that may be imposed on electronic commerce

         -    seasonal reductions in business activity

         - difficulties in staffing and managing foreign offices as a result of, among other things, distance, language and cultural differences

         - longer payment cycles and greater difficulty in accounts receivable collection

         - potentially harmful tax consequences, including withholding tax issues

         -    fluctuating exchange rates

         -    price controls or other restrictions on foreign currency

         -    difficulties in obtaining export and import licenses

         -    foreign antitrust regulation

         In addition, we have only limited experience in marketing, selling and supporting our products and services in foreign countries. This may be more difficult or take longer than we anticipate especially due to international problems, such as language barriers or currency exchange issues, and the fact that the Internet infrastructure in such foreign countries may be less advanced than the Internet infrastructure in the United States.

OUR MARKET MAY UNDERGO RAPID TECHNOLOGICAL CHANGE AND THIS CHANGE MAY MAKE OUR PRODUCTS AND SERVICES OBSOLETE OR CAUSE US TO INCUR SUBSTANTIAL COSTS TO ADAPT TO THESE CHANGES.

         If the market for our products and services fails to develop and grow or we fail to gain acceptance in this market, this failure would harm our business, operating results and financial condition. Our market is characterized by rapidly changing technology, evolving industry standards and frequent new product announcements. To be successful, we must adapt to the rapidly changing market by continually improving the performance, features and reliability of our products and services or else our products and services may become obsolete. We could also incur substantial costs to modify our products, services or infrastructure in order to adapt to these changes. Our business, operating results and financial condition could be harmed if we incurs significant costs without adequate results, or are unable to adapt rapidly to these changes.

SECURITY RISKS OF ELECTRONIC COMMERCE MAY DETER FUTURE USE OF OUR PRODUCTS AND SERVICES.

         A fundamental requirement to conduct Internet-based, business-to-business electronic commerce is the secure transmission of confidential information over public networks. Failure to prevent security breaches of the e-marketplaces, or well publicized security breaches affecting the Internet in general, could significantly harm our business, operating results and financial condition. Advances in computer capabilities, new discoveries in the field of cryptography, or other developments may not be sufficient to prevent a compromise or breach of the algorithms we use to protect content and transactions on e-marketplaces or proprietary information in our databases. Anyone who is able to circumvent our security measures could misappropriate proprietary, confidential customer information or cause interruptions in our operations. We may be required to incur significant costs to protect against security breaches or to alleviate problems caused by breaches. Further, a well-publicized compromise of security could deter people from using the Internet to conduct transactions that involve transmitting confidential information.

         Our Global Services division provides e-business services that rely on encryption and authentication technology licenses from third parties to provide the security and authentication needed to safely transmit confidential information. Unauthorized access, computer viruses, or the accidental or intentional acts of Internet users, current and former employees or others could jeopardize the security of confidential information and create delays or service interruptions at the Global Services' e-business outsourcing centers. Such disruptions or breaches in security could result in liability and in the loss of existing clients or the deterrence of potential clients.

FAILURE TO EXPAND INTERNET INFRASTRUCTURE COULD LIMIT OUR FUTURE GROWTH.

         The recent growth in Internet traffic has caused frequent periods of decreased performance, and if Internet usage continues to grow rapidly, its infrastructure may not be able to support these demands and its performance and reliability may decline. If outages or delays on the Internet occur frequently or increase in frequency, overall Internet usage, including usage of our products and services, could grow more slowly or decline. Our ability to increase the speed and scope of our services to customers is ultimately limited by and depends upon the speed and reliability of both the Internet and our customers' internal networks. Consequently, the emergence and growth of the market for our services depends upon improvements being made to the entire Internet as well as to our individual customers' networking infrastructures to alleviate overloading and congestion. If these improvements are not made, the ability of our customers to utilize our solution will be hindered, and our business, operating results and financial condition may suffer.

CONTINUED ADOPTION OF THE INTERNET AS A METHOD OF CONDUCTING BUSINESS IS NECESSARY FOR OUR FUTURE GROWTH.

         The market for Internet-based, business-to-business electronic commerce products is relatively new and is evolving rapidly. Our future revenues and any future profits depend upon the widespread acceptance and use of the Internet as an effective medium of business-to-business commerce, particularly as a medium to perform procurement and fulfillment functions. The acceptance and use of the Internet for business-to-business commerce could be limited by a number of factors, such as the growth and use of the Internet in general, the relative ease of conducting business on the Internet, the efficiencies and improvements that conducting commerce on the Internet provides, concerns about transaction security and taxation of transactions on the Internet. The failure of the Internet to continue to develop as a commercial or business medium or of significant numbers of buyers and suppliers to conduct business-to-business commerce on the Internet would harm our business, operating results and financial condition.

IF WE RELEASE PRODUCTS CONTAINING DEFECTS, WE MAY NEED TO HALT FURTHER SHIPMENTS UNTIL WE FIX THE DEFECTS, AND OUR BUSINESS AND REPUTATION MAY BE HARMED.

         Products as complex as ours often contain unknown and undetected errors or performance problems. Many defects are frequently found during the period immediately following introduction and initial shipment of new products or enhancements to existing products. Although we attempt to resolve all errors that we believe would be considered serious by our customers before shipment to them, our products are not error-free. These errors or performance problems could result in lost revenues or delays in customer acceptance and would be detrimental to our business and reputation. In the past, defects in our products have delayed their shipments after those products have been commercially introduced. While these delays have not been material to date, undetected errors or performance problems in our existing or future products may be discovered in the future and known errors currently considered minor may in the future be considered serious by our customers. Any delays in releasing new products, due to defects, the need for further enhancements or otherwise, could adversely affect our revenues.

IF OUR POTENTIAL CUSTOMERS ARE NOT WILLING TO SWITCH TO OR ADOPT OUR ELECTRONIC COMMERCE SOLUTION, OUR GROWTH AND REVENUES WILL BE LIMITED.

         The failure to generate a large customer base would harm our growth and revenues. This failure could occur for several reasons. Some of our business-to-business electronic commerce competitors charge their customers large fees upon the execution of customer agreements. Businesses that have made substantial up-front payments to our competitors for electronic commerce solutions may be reluctant to replace their current solution and adopt our solution. As a result, our efforts to create a larger customer base may be more difficult than expected even if we are deemed to offer products and services superior to those of our competitors. Further, because the business-to-business electronic commerce market is new and underdeveloped, potential customers in this market may be confused or uncertain about the relative merits of each electronic commerce solution or which electronic commerce solution to adopt, if any. Confusion and uncertainty in the marketplace may inhibit customers from adopting our solution, which could harm our business, operating results and financial condition.

IF THIRD PARTIES CLAIM THAT WE INFRINGE UPON THEIR INTELLECTUAL PROPERTY, OUR ABILITY TO USE CERTAIN TECHNOLOGIES AND PRODUCTS COULD BE LIMITED AND WE MAY INCUR SIGNIFICANT COSTS TO RESOLVE THESE CLAIMS.

         Litigation regarding intellectual property rights is common in the Internet and software industries. We expect third-party infringement claims involving Internet technologies and software products and services to increase. If an infringement claim is filed against us, we may be prevented from using certain technologies and may incur significant costs to resolve the claim.

         We have in the past received letters suggesting that we are infringing the intellectual rights of others and we may from time to time encounter disputes over rights and obligations concerning intellectual property. Although we believe that our intellectual property rights are sufficient to allow us to market our existing products without incurring liability to third parties, our products and services may be found to infringe on the intellectual property rights of third parties.

         In addition, we have agreed, and may agree in the future, to indemnify customers against claims that our products infringe upon the intellectual property rights of others. We could incur substantial costs in defending ourselves and our customers against infringement claims. In the event of a claim of infringement, we and our customers may be required to obtain one or more licenses from third parties. We or our customers may not be able to obtain necessary licenses from third parties at a reasonable cost or at all.

FAILURE TO PROTECT INTELLECTUAL PROPERTY RIGHTS OR MAINTAIN RIGHTS TO USE LICENSED INTELLECTUAL PROPERTY COULD HAVE ADVERSE EFFECTS.

         In connection with its e-business professional services, our Global Services division develops intellectual property for its clients. Global Services frequently assigns ownership of such intellectual property to the client and retains only a license for limited uses. Issues relating to ownership of and rights to use such intellectual property can be complicated. Global Services may become involved in disputes that affect its ability to resell or reuse this intellectual property. In addition, many projects involve the use of material that is confidential or proprietary client information. The successful assertion of one or more large claims against Global Services by its clients or other third parties could have a material adverse effect on it.

BECAUSE THE PROTECTION OF OUR PROPRIETARY TECHNOLOGY IS LIMITED, OUR PROPRIETARY TECHNOLOGY COULD BE USED BY OTHERS.

         Our success depends, in part, upon our proprietary technology and other intellectual property rights. To date, we have relied primarily on a combination of copyright, patent, trade secret, and trademark laws, and nondisclosure and other contractual restrictions on copying and distribution to protect our proprietary technology. We have no issued patents to date. We may not be able to protect our intellectual property rights adequately in the United States or abroad.

         Furthermore, litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement or invalidity. Such litigation could result in substantial costs and diversion of resources and could harm our business, operating results and financial condition.

WE MAY NOT HAVE ADEQUATE BACK-UP SYSTEMS, AND A DISASTER COULD DAMAGE OUR OPERATIONS.

         We currently do not have a disaster recovery plan in effect and do not have fully redundant systems for service at an alternate site. A disaster could severely harm our business because our service could be interrupted for an indeterminate length of time. Our operations depend upon our ability to maintain and protect our computer systems in our principal facilities in Pleasanton, Santa Clara, Mountain View and Cupertino, California, which exist on or near known earthquake fault zones. We also depend upon third parties to host most of our e-marketplaces and some of these third parties are also located in the same earthquake fault zones. Although these systems are designed to be fault tolerant, they are vulnerable to damage from fire, floods, earthquakes, power loss, telecommunications failures and similar events.

         In the event our Global Services division's hardware malfunctions and its back-up systems fail, it may not be able to maintain its standard of service to its customers. If Global Services was unable to provide e-business outsourcing services at either of its e-business outsourcing centers, it would materially adversely impact its ability to continue to provide the type of e-business outsourcing services processed through that center.

WE MAY HAVE POTENTIAL LIABILITY TO CLIENTS WHO ARE DISSATISFIED WITH OUR PROFESSIONAL SERVICES.

         We design, develop, implement and manage electronic commerce solutions that are crucial to the operation of their clients' businesses. Defects in the solutions they develop could result in delayed or lost revenues, adverse customer reaction and negative publicity or require expensive corrections, any of which could have a material adverse effect on our business, financial condition or results of operations. Clients who are not satisfied with these services could bring claims against us for substantial damages. Any claims asserted could exceed the level of our insurance. There can be no assurance that the insurance that we carry will continue to be available on economically reasonable terms, or at all. The successful assertion of one or more large claims that are uninsured, exceed insurance coverage or result in changes to insurance policies, including premium increases, could have a material adverse effect on our business, financial condition or results of operations.

ADDITIONAL GOVERNMENT REGULATIONS MAY INCREASE OUR COSTS OF DOING BUSINESS.

         The laws governing Internet transactions remain largely unsettled. The adoption or modification of laws or regulations relating to the Internet could harm our business, operating results and financial condition by increasing our costs and administrative burdens. It may take years to determine whether and how existing laws such as those governing antitrust, intellectual property, privacy, libel, consumer protection and taxation apply to the Internet.

         Laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. We must comply with new regulations in both Europe and the United States, as well as any other regulations adopted by other countries where we may do business. The growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws, both in the United States and abroad, as well as new laws governing the taxation of Internet commerce. Compliance with any newly adopted laws may prove difficult and may harm our business, operating results and financial condition.

INTERNET RELATED STOCK PRICES ARE ESPECIALLY VOLATILE AND THIS VOLATILITY MAY DEPRESS OUR STOCK PRICE.

         The stock market and specifically the stock prices of Internet related companies have been very volatile. This volatility is often not related to the operating performance of the companies. This broad market volatility and industry volatility may reduce the price of our common stock, without regard to our operating performance. Due to this volatility, the market price of our common stock could significantly decrease at any time.

                              PLAN OF DISTRIBUTION

         We are registering 367,993 shares of common stock on behalf of certain selling stockholders. We issued all of the shares in connection with our acquisition of AppNet in September 2000. We will receive no proceeds from this offering. The selling stockholders named in the table below or pledgees, donees, transferees or other successors-in-interest selling shares received from a named selling stockholder as a gift, partnership distribution or other non-sale-related transfer after the date of this prospectus may sell the shares from time to time. The selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and at terms then prevailing at prices related to the then current market price or in negotiated transactions. The selling stockholders may effect such transactions by selling the shares to or through broker-dealers. The shares may be sold by one or more of, or a combination of, the following:

         - a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         - purchases by a broker-dealer as principal and resale by such broker-dealer for its account pursuant to this prospectus;

         - an exchange distribution in accordance with the rules of such exchange;

         - ordinary brokerage transactions and transactions in which the broker solicits purchasers; or

         -    in privately negotiated transactions.

         To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution. In effecting sales, broker-dealers engaged by the selling stockholders may arrange for other broker-dealers to participate in the resales.

         Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling stockholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principals, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling stockholders may be deemed to be "underwriters" within the meaning of
Section 2(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or commissions under the Securities Act. Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 promulgated under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. The selling stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares by selling stockholders.

         The shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

         Under applicable rules and regulations of the Exchange Act, any person engaged in the distribution of the shares may not simultaneously engage in market making activities with respect to our common stock for a period of two business days prior to the commencement of such distribution. In addition, each selling stockholder will be subject to applicable provisions of the Exchange Act and the associated rules and regulations under the Exchange Act, including Regulation M, which provisions may limit the timing of purchases and sales of shares of our common stock by the selling stockholders. We will make copies of this prospectus available to the selling stockholders and has informed them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares.

         We will file a supplement to this prospectus, if required, pursuant to Rule 424(b) promulgated under the Securities Act upon being notified by a selling stockholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer. Such supplement will disclose:

         - the name of each such selling stockholder and of the participating broker-dealer(s);

         -    the number of shares involved;

         -    the price at which such shares were sold;

         - the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable;

         - that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

         -    other facts material to the transaction.

         We will bear all costs, expenses and fees in connection with the registration of the shares. The selling stockholders will bear all commissions and discounts, if any, attributable to the sales of the shares. The selling stockholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

                              SELLING STOCKHOLDERS

         The following table sets forth the number of shares owned by each of the selling stockholders. None of the selling stockholders has held any position or office or had a material relationship with us within the past three years other than as a result of the ownership of the shares or other securities of Commerce One or as a result of their employment with us as of the date of the closing of the acquisition. The selling stockholders named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable. No estimate can be given as to the number of shares that will be held by the selling stockholders after completion of this offering because the selling stockholders may offer all or some of the shares and because there currently are no agreements, arrangements or understandings with respect to the sale of any of the shares. The shares offered by this prospectus may be offered from time to time by the selling stockholders named below:

                                                                         NUMBER OF                          NUMBER OF
                                                                           SHARES         PERCENT OF          SHARES
                                                                        BENEFICIALLY      OUTSTANDING     REGISTERED FOR
                    NAME OF SELLING STOCKHOLDER                            OWNED            SHARES       SALE HEREBY (1)
---------------------------------------------------------------------   ------------      -----------    ---------------
Poe Revocable Trust Dated November 27, 1991                                 45,668               *             40,594

Geoffrey Dean Griffin and Barbara Elizabeth Griffin Living Trust
Agreement Dated August 3, 2000                                              45,668               *             40,594

Peter T. Dunn                                                               45,668               *             40,594

James M. Edgar                                                              36,533               *             32,474

Robert M. White                                                             36,533               *             32,474

Clifton W. Lewis                                                            31,963               *             28,412

Carole Kay Lynn                                                             31,963               *             28,412

Jonathan H. Parker                                                          31,963               *             28,412

Jane E. Cloninger                                                           20,776               *             18,468

John M. Bresnahan                                                           12,466               *             11,080

Thad D. Peterson                                                            12,466               *             11,080

Kenneth J. Howes                                                            11,635               *             10,342

Peter K. Sidenius                                                            8,310               *              7,387

Roger K. Alexander                                                           8,310               *              7,387

Angelita Verdun                                                              6,233               *              5,540

Margaret C. Brown                                                            4,155               *              3,693

Pascal Burg                                                                  4,155               *              3,693

Weston Cook                                                                  4,155               *              3,693

E E. Mia Nam                                                                 4,155               *              3,693

David Kevin Jenkins                                                          4,155               *              3,693


                                      -17-

Brian J. Stifel                                                              4,155               *              3,693

Eric F. Schneider                                                            2,078               *              1,847

Linda R. Phillippe                                                             830               *                738
                                                                      ----------------                   ------------
         Total                                                             413,993                            367,993
                                                                      ================                   ============

------------------
*    Represents beneficial ownership of less than one percent.
(1) This registration statement also shall cover any additional shares of common stock which become issuable in connection with the shares registered for sale hereby by reason of any stock divided, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.

                                  LEGAL MATTERS

         The validity of the securities offered pursuant to this prospectus will be passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California. As of the date of this prospectus, investment partnerships composed of members of and persons associated with Wilson Sonsini Goodrich & Rosati, Professional Corporation and members and persons associated with the firm representing the firm in the transaction beneficially own an aggregate of approximately 4,400 shares of our common stock.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and financial statement schedule included in our Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and financial statement schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION



         We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.



         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and later information filed with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13a, 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 as amended until our offering is completed.



         (a) Commerce One's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed March 30, 2000;



         (b) Commerce One's Quarterly Report on Form 10-Q for the quarter ended September 30, 2000, filed November 14, 2000;



         (c) Commerce One's Quarterly Report on Form 10-Q for the quarter ended June 30, 2000, filed August 4, 2000;



         (d) Commerce One's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000, filed May 15, 2000;



         (e) Commerce One's Current Report on Form 8-K, filed September 28, 2000, as amended by the Current Report on Form 8-K/A filed on December 12, 2000;



         (f)     Commerce One's Current Report on Form 8-K, filed July 31, 2000;



         (g)     Commerce One's Current Report on Form 8-K, filed July 26, 2000;



         (h)     Commerce One's Current Report on Form 8-K, filed June 29, 2000;



         (i)     Commerce One's Current Report on Form 8-K, filed June 28, 2000;



         (j)     Commerce One's Current Report on Form 8-K filed February 2,
                 2000;



         (k) Commerce One's Current Report on Form 8-K filed January 20, 2000, as amended by the Current Report on Form 8-K/A filed on March 22, 2000 and March 23, 2000; and



         (l) The description of Commerce One Common Stock contained in its registration statement on Form 8-A filed June 21, 1999.



         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:



         Vinella I. Sido
         Vice President, Assistant General Counsel and Assistant Secretary Commerce One, Inc.
         4440 Rosewood Drive
         Pleasanton, California 94588
         (925) 520-6000



         You should rely only on the information incorporated by reference or provided in this prospectus or in any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or in any prospectus supplement is accurate as of any date other than the date on the front of the prospectus or any prospectus supplement.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS



ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

          SEC Registration Fee...................................             $    6,552
          Legal Fees and Expenses................................                 15,000
          Accounting Fees and Expenses...........................                 15,000
          Printing Fees..........................................                  5,000
          Transfer Agent Fees....................................                  5,000
          Miscellaneous..........................................                  3,448
                                                                              ----------
            Total................................................             $   50,000
                                                                              ==========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

         Article IX of the registrant's Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware General Corporation Law.

         Article VI of the registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the registrant, and, in any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

         The registrant has entered into indemnification agreements with its directors and executive officers, in addition to indemnification provided for in the registrant's Bylaws, and intends to enter into indemnification agreements with any new directors and executive officers in the future.

ITEM 16.  EXHIBITS


      2.1* Agreement and Plan of Reorganization, dated May 16, 2000, by and among AppNet, Inc., AppNet/EDC, Inc., Edgar Dunn & Company and certain stockholders.

      2.2*       Amendment No. 1 to Agreement and Plan of Reorganization, dated
                 August 25, 2000, by and among AppNet, Inc., AppNet/EDC, Inc.,
                 Edgar Dunn & Company and certain stockholders.

      5.1*       Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                 Corporation

     23.1        Consent of Ernst & Young LLP, Independent Auditors

     23.2*       Consent of Wilson Sonsini Goodrich & Rosati, Professional
                 Corporation (included in Exhibit 5.1)

     24.1* Power of Attorney (included on page II-4 of this registration statement)


--------------------
* Previously filed.


ITEM 17.  UNDERTAKINGS

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and therefore is unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to

Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Pleasanton, State of California, on the 14th day of December, 2000.


                                                   COMMERCE ONE, INC.


                                                   By: /s/ Mark B. Hoffman
                                                      --------------------------
                                                       Mark B. Hoffman
                                                       Chairman of the Board and
                                                       Chief Executive Officer






         Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the registration statement has been signed below by the following persons on behalf of Commerce One, Inc. and in the capacities and on the dates indicated:



                   SIGNATURE                                         TITLE                                DATE
------------------------------------------------- -------------------------------------------- -------------------------


              /s/ Mark B. Hoffman                 Chairman of the Board and Chief Executive
------------------------------------------------- Officer (Principal Executive Officer)            December 14, 2000
                Mark B. Hoffman

                       *
------------------------------------------------- Vice Chairman of the Board and President         December 14, 2000
               Robert M. Kimmitt

              /s/ Peter F. Pervere                Senior Vice President and Chief Financial
------------------------------------------------- Officer (Principal Financial and                 December 14, 2000
                Peter F. Pervere                  Accounting Officer)


------------------------------------------------- Director
             Thomas J. Gonzales, II


                       *
------------------------------------------------- Director                                         December 14, 2000
                Jay M. Tenenbaum


                   SIGNATURE                                         TITLE                                DATE
------------------------------------------------- -------------------------------------------- -------------------------


------------------------------------------------- Director
                 John V. Balen


------------------------------------------------- Director
               William B. Elmore

                       *
------------------------------------------------- Director                                         December 14, 2000
               David H.J. Furniss


------------------------------------------------- Director
               Kenneth C. Gardner

                        *
------------------------------------------------- Director                                         December 14, 2000
               William J. Harding


------------------------------------------------- Director
                Noriyoshi Osumi

                        *
------------------------------------------------- Director                                         December 14, 2000
               Jeffrey T. Webber

                        *
------------------------------------------------- Director                                         December 14, 2000
                Larry W. Sonsini



*By:            /s/ Peter F. Pervere
    ---------------------------------------------
                  Peter F. Pervere
                  Attorney-in-Fact

                                INDEX TO EXHIBITS


EXHIBIT NUMBER                          EXHIBIT TITLE
--------------   ---------------------------------------------------------------
      2.1*       Agreement and Plan of Reorganization, dated May 16, 2000, by and among AppNet, Inc., AppNet/EDC, Inc., Edgar Dunn & Company and certain stockholders.

      2.2*       Amendment No. 1 to Agreement and Plan of Reorganization, dated
                 August 25, 2000, by and among AppNet, Inc., AppNet/EDC, Inc.,
                 Edgar Dunn & Company and certain stockholders.

      5.1*       Opinion of Wilson Sonsini Goodrich & Rosati, Professional
                 Corporation

     23.1        Consent of Ernst & Young LLP, Independent Auditors

     23.2*       Consent of Wilson Sonsini Goodrich & Rosati, Professional
                 Corporation (included in Exhibit 5.1)

     24.1* Power of Attorney (included on page II-4 of this registration statement)


-------------------
* Previously filed.